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                                                                 EXHIBIT 4(a)(9)

                   EIGHTH AMENDMENT TO NOTE PURCHASE AGREEMENT
                                       RE:
                          CREDIT ACCEPTANCE CORPORATION
                           SECOND AMENDED AND RESTATED
                    10.37% SENIOR NOTES DUE NOVEMBER 1, 2001


                                                       Dated as of March 8, 2001


To the Noteholders listed on Annex I hereto

Ladies and Gentlemen:

         Credit Acceptance Corporation, a Michigan corporation (together with its successors and assigns, the "Company"), hereby agrees with you as follows:

SECTION 1. INTRODUCTORY MATTERS.

         1.1 DESCRIPTION OF OUTSTANDING NOTES. The Company currently has outstanding its Second Amended and Restated 10.37% Senior Notes due November 1, 2001 (collectively, the "Notes") which it issued pursuant to the separate Note Purchase Agreements, each dated as of October 1, 1994 (collectively, as amended by the First Amendment to Note Purchase Agreement, dated as of November 15, 1995, the Second Amendment to Note Purchase Agreement, dated as of August 29, 1996, the Third Amendment to Note Purchase Agreement, dated as of December 12, 1997, the Fourth Amendment to Note Purchase Agreement, dated as of July 1, 1998, the Fifth Amendment to Note Purchase Agreement, dated as of April 13, 1999, the Sixth Amendment, dated as of December 1, 1999, and the Seventh Amendment, dated as of April 27, 2000, the "Agreement"), entered into by the Company with each of the original holders of the Notes listed on Annex 1 thereto, respectively. Terms used herein but not otherwise defined herein shall have the meanings assigned thereto in the Agreement, as amended hereby.

         1.2 PURPOSE OF AMENDMENT. The Company and you desire to amend the Agreement as set forth in Section 2 hereof.

SECTION 2. AMENDMENT TO THE AGREEMENT.

         Pursuant to Section 10.5 of the Agreement, the Company hereby agrees with you that the Agreement shall be amended by this Eighth Amendment to Note Purchase Agreement (this "Eighth Amendment") in the following respects:


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         2.1      SECTION 6.1.      (a)  Sections 6.1(a)(i), 6.1(b)(i) and
6.1(c) are each amended by adding the following at the end thereof, immediately following the word "GAAP" (prior to the ending punctuation):

                  , other than Debt represented by Intercompany Loans incurred by the English Special Purpose Subsidiary pursuant to the UK Restructuring

                  (b) Section 6.1(d) is hereby amended by adding the following at the end thereof (before the "."):

                  or (C) on or after June 13, 2000, thirty-five percent (35%) of Consolidated Tangible Net Worth

         2.2 SECTION 6.6. Section 6.6(a)(i) is amended and restated in its entirety as follows:

                           (i)      (A) Liens securing Property taxes,
                  assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, vendors, landlords and other like Persons, provided that the payment thereof is not at the time required by Section 6.12,
                  (B) any Lien encumbering Securitization Property which is the subject of a Transfer pursuant to a Permitted Securitization,
                  (C) any Lien granted in favor of the "Collateral Agent" (as defined in the Intercreditor Agreement) for the benefit of the Banks, the holders of Notes and "Future Debt Holders" (as defined in the Intercreditor Agreement) and subject to the Intercreditor Agreement, and (D) Liens encumbering assets owned by CAC UK securing Debt incurred by Subsidiaries organized outside the United States if, in the case of this clause (D), immediately before and after the incurrence of any such Lien, and after giving effect thereto and to any concurrent transactions, no Default or Event of Default would exist;

         2.3 SECTION 6.7. Section 6.7(a) is amended by replacing the "." at the end thereof with "; and" and by adding the following at the end thereof:

                           (v) Transfers made in accordance with the terms of the UK Restructuring if, immediately before and after the consummation of such Transfer, and after giving effect thereto and to any concurrent transactions, no Default or Event of Default would exist.

         2.4 SECTION 6.8(a). (a) Clause (i) of Section 6.8(a) is hereby amended in its entirety as follows:

                           (i)      (A)     Transfers from a Restricted
Subsidiary to the Company or to a Wholly-Owned Restricted Subsidiary; and



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                                    (B) Transfers from an Unrestricted
                  Subsidiary to the Company or to a Wholly-Owned Restricted Subsidiary if, immediately before and after the consummation of such Transfer, and after giving effect thereto and to any concurrent transactions, no Default or Event of Default would exist.

                  (b) Clause (v) of Section 6.8(a) is hereby amended and restated in its entirety as follows:

                           (v) any Transfer made pursuant to the Montana
                  Disposition (including without limitation the transfer by the Company of its intellectual property rights to the name Tele-Track, Inc.), the Arlington Disposition or the UK Restructuring if, immediately before and after the consummation of such Transfer, and after giving effect thereto and to any concurrent transactions, no Default or Event of Default would exist; and

         2.5 SECTION 6.8(c). Section 6.8(c) is hereby amended and restated in its entirety as follows:

                           (c) ACCOUNTS RECEIVABLE AND LEASES. Notwithstanding
                  the provisions of Section 6.8(a), except to the Company or a Wholly- Owned Restricted Subsidiary pursuant to Section 6.8(a)(i) or to Comerica Bank in its capacity as "Collateral Agent" under the Intercreditor Agreement, or pursuant to or in connection with a Permitted Securitization, the Montana Disposition, the Arlington Disposition or the UK Restructuring, neither the Company nor any Restricted Subsidiary will Transfer, or reallocate from the Non-Specified Interest to a Specified Interest, any accounts receivable, leases or other financial assets if the sum of

                           (i) the face value of the accounts receivable, leases
                  or other financial assets proposed to be Transferred, plus

                           (ii) the face value of the accounts receivable,
                  leases or other financial assets Transferred by the Company and all Restricted Subsidiaries during the then current fiscal year of the Company (other than pursuant to the UK Restructuring), would exceed five percent (5%) of the face value of the accounts receivable, leases and other financial assets of the Company and the Restricted Subsidiaries determined on a consolidated basis as at the







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                  at the end of the most recently ended fiscal year of Company prior to giving effect to any such Transfer.

         2.6 SECTION 6.10. Section 6.10 is amended and restated in its entirety as follows:

                         6.10 TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any Restricted Subsidiary to, enter into any transaction, including, without limitation, the purchase, sale or exchange of Property or the rendering of any service, with any Affiliate, except (a) a Permitted Securitization, (b) transactions in accordance with the terms of the UK Restructuring, or (c) in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

         2.7      SECTION 6.22. Section 6.22 is added to read as follows:

                         6.22 AMENDMENTS TO TITLING SUBSIDIARY AGREEMENTS. The Company will not, and will not permit the Titling Subsidiary to, amend, modify or otherwise alter (or permit to be amended, modified or altered) in any material respect adverse to the Holders, any of the Titling Subsidiary Agreements or any other documents or instruments relating to the establishment or operation of the Titling Subsidiary. For purposes of such documents or instruments, any amendments to or changes in the provisions relating to the creation or transfer of Specified Interests and the allocation or reallocation of financial assets or other property thereto, and any amendment, modification, resignation or removal whereby the Company shall cease to be the founding member of or otherwise cease to control the Titling Subsidiary or cease to be the administrative agent under the Titling Subsidiary Agreements shall (without reducing the scope of this Section 6.22) be deemed to be materially adverse to the Holders.

         2.8      SECTION 6.23. Section 6.23 is added to read as follows:

                         6.23   CHANGES TO COLLATERAL ARRANGEMENTS.

                                (a) Prior to the transfer to or creation in the name of the Titling Subsidiary of any Leased Vehicles or Leases, the Company shall execute and deliver additional agreements (or an




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                  amendment to the Security Agreement, dated as of December 15,
                  1998, executed and delivered by the Company in favor of Comerica Bank, as agent under the Intercreditor Agreement) consisting of a security agreement and pledge encumbering the Company's entire Non-Specified Interest and any related documents or instruments necessary to encumber and/or perfect a security interest in such collateral, all as determined by and in form and substance satisfactory to the "Collateral Agent" and the "Majority Benefited Parties" under the Intercreditor Agreement, in their reasonable discretion.

                                 (b) Before conducting the UK Restructuring, the Company shall grant a perfected first priority security interest, lien and charge to the "Collateral Agent" under the Intercreditor Agreement in not less than 65% of the aggregate partnership interests of the Scottish Partnership, as security for the indebtedness owed to the parties to the Intercreditor Agreement, on substantially the terms of that certain Deed of Charge dated as of December 17, 1998 and executed by Company in favor of the Collateral Agent (subject to local law variations) and otherwise satisfactory in form and substance to the "Collateral Agent" and the "Majority Benefited Parties" under the Intercreditor Agreement, in their reasonable discretion, provided that, concurrently therewith, Collateral Agent shall have released and discharged (or caused to be released and discharged) such Deed of Charge.

         2.9      SECTION 6.24.  Section 6.24 is added to read as follows:

                         6.24 SPECIAL LEASING COVENANTS. Except for Leases with respect to motor vehicles located outside the United States of America and its territories and possessions (which shall be originated by the Company or a Subsidiary, in its own name or using an assumed name), (a) originate and hold Leases other than (x) in the Company's own name or by the Company, but under the assumed name "CAC Auto Leasing" or "AutoNet Finance.com", (y) in the name of AutoNet Finance Company.com, Inc. or CAC Leasing, Inc. to the extent applicable state law prohibits the Company from originating Leases in such state using an assumed name, or (z) in the name of the Titling Subsidiary; and (b) except in connection with a Permitted Securitization, allocate or reallocate Leases, Leased Vehicles or other financial assets to a Specified Interest.

         2.10 SECTION 7.1(j). Clause (2) of Section 7.1(j) is hereby amended and restated in its entirety as follows:

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                           (2) promptly upon the request of the Required Holders
                  from time to time (but no more often than semi-annually), a "static pool analysis" which analyzes the performance of any Installment Contracts or Leases transferred, encumbered, reallocated from the Non-Specified Interest to a Specified Interest or otherwise disposed of pursuant to a Permitted Securitization comparable to the static pool analysis required to be delivered pursuant to clause (1) of this Section 7.1(j); and

         2.11     SECTION 8.1(k).   Paragraph (k) of Section 8.1 is hereby
amended and restated in its entirety as follows:

                           (k) SECURITIZATIONS - with respect to the
                  Securitization Documents, the occurrence (beyond any applicable period of grace or cure) of any "servicer event of default" thereunder or the occurrence of any other default (beyond any applicable period of grace or cure) by the Company or any of its Subsidiaries, including any Special Purpose Subsidiary, under the Securitization Documents which can be reasonably expected to result in recourse liability against the Company or any of its Restricted Subsidiaries in an aggregate amount exceeding $2,000,000 or, with respect to the Titling Subsidiary Agreements, the occurrence (beyond any applicable period of grace or cure) of any "administrative agent event of default" thereunder relating to or otherwise enforceable by the holder of a Specified Interest.

         2.12     SECTION 9.1.

                  (a) The definition of "Cleanup Call" in Section 9.1 is hereby amended and restated in its entirety as follows:

                  CLEANUP CALL(s) -- means

                           (a) in the case of an optional cleanup call, a
                  cleanup call to be exercised at the option of the Company, the Titling Subsidiary or a Special Purpose Subsidiary under the terms of the applicable Permitted Securitization (provided that, both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing when such option is exercised), in an amount not in excess of (i) Fifteen Percent (15%) of the initial amount received by the Company, the Titling Subsidiary or the Special Purpose Subsidiary pursuant to such Permitted Securitization (before fees and other




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                  deductions), it being understood that, for purposes of the calculation under this clause (a)(i) of this definition, each tranche of a multi-tranche Permitted Securitization shall be considered a separate Permitted Securitization or (ii) in the case of any Securitization Transaction structured on a revolving basis, Fifteen Percent (15%) of the maximum aggregate availability at any time to the Company, the Titling Subsidiary or a Special Purpose Subsidiary, each such optional cleanup call to be accompanied (x) by the repurchase of or release of encumbrances on Advances, Leased Vehicles, Installment Contracts (whether assigned outright or related to Advances) or Leases (whether assigned outright or related to Leased Vehicles), as the case may be, previously transferred or encumbered pursuant to such Permitted Securitization in an amount equal to at least the amount of such cleanup call, or
                  (y) if such Leased Vehicles or Leases are held by the Titling Subsidiary, by the reallocation of such Leases and Leased Vehicles from the applicable Specified Interest to the Non-Specified Interest in an amount equal to at least the amount of such cleanup call, and

                           (b) in the case of a mandatory cleanup call, a
                  mandatory cleanup call to be exercised at the option of the investors under the terms of the applicable Permitted Securitization(s), in an amount not in excess of (i) Two and One-Half Percent (2 1/2%) of the aggregate amount received by the Company, the Titling Subsidiary or a Special Purpose Subsidiary pursuant to the Permitted Securitization to which such mandatory cleanup call relates (before fees and other deductions), it being understood that, for purposes of the calculation under this clause (b)(i) of this definition, all tranches of a multi-tranche Permitted Securitization shall be together be considered one Permitted Securitization, or (ii) in the case of any Securitization Transaction structured on a revolving basis, Two and One-Half Percent (2 1/2%) of the maximum aggregate availability at any time to the Company, the Titling Subsidiary or a Special Purpose Subsidiary, each such mandatory cleanup call to be accompanied (x) by the repurchase of or release of encumbrances on Advances, Leased Vehicles, Installment Contracts (whether assigned outright or related to Advances) or Leases (whether assigned outright or related to Leased Vehicles), as the case may be, previously transferred or encumbered pursuant to such Permitted Securitization in an amount equal to at least the lesser of (A) the amount of such cleanup call or (B) the book value at the time of such cleanup call of the Advances, Leased Vehicles, Installment Contracts or Leases previously transferred or encumbered pursuant to such Permitted Securitization,



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                  or (y) if such Leased Vehicles or Leases are held by the
                  Titling Subsidiary, by the reallocation of such Leases and Leased Vehicles from the applicable Specified Interest to the Non-Specified Interest in an amount equal to at least the lesser of (A) the amount of such cleanup call or (B) the book value at the time of such cleanup call of the Leased Vehicles and Leases currently held in such Specified Interest.

                  (b) The last sentence of the definition of "Debt" is hereby amended and restated in its entirety as follows:

                  Except as provided in Sections 6.1(a)(i), 6.1(b)(i) and 6.1(c), neither Debt of any Special Purpose Subsidiary which is an Unrestricted Subsidiary incurred pursuant to a Permitted Securitization (whether or not such Debt is reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP) nor dealer holdbacks shall be considered Debt of the Company or any Restricted Subsidiary.

                  (c) The definition of "English Special Purpose Subsidiary" is hereby added to Section 9.1 to read as follows:

                           ENGLISH SPECIAL PURPOSE SUBSIDIARY - means a Special
                  Purpose Subsidiary organized by the Company, as part of the UK Restructuring, under the laws of England.

                  (d) The definition of "Equity Offering" in Section 9.1 is hereby amended by adding the following at the end thereof (before the "."):

                  , and other than the creation or disposition of any interest in the Titling Subsidiary

                  (e) The definition of "Intercompany Loans" is hereby added to Section 9.1 to read as follows:

                           INTERCOMPANY LOANS - means any loan or advance in the
                  nature of a loan by the Company to any Subsidiary or by any Subsidiary to any other Subsidiary or to the Company.

                  (f) The definition of "Intercompany Loans, Advances and Investments" is hereby added to Section 9.1 to read as follows:




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                           INTERCOMPANY LOANS, ADVANCES AND INVESTMENTS - means
                  any Intercompany Loan and any other advance or Investment by the Company to a Subsidiary or by any Subsidiary to the Company or any other Subsidiary.

                  (g) The definition of "Leased Vehicles" in Section 9.1 is hereby amended and restated in its entirety as follows:

                           LEASED VEHICLES - means, as of any applicable date of
                  determination, the dollar amount of advances in respect of Leases, as such amount would appear in the footnotes to the financial statements of the Company and its Restricted Subsidiaries prepared in accordance with GAAP or, if specifically identified, elsewhere in such financial statements, net of depreciation on the motor vehicles which are covered by Leases with respect to which such Leased Vehicles are attributable (and if such amount is not shown net of such reserves, then net of any reserves established by the Company as an allowance for credit losses related to such advances not expected to be recovered), provided that Leased Vehicles shall not include (a) the amount of any such advances attributable to any Leases transferred or encumbered or reallocated from the Non-Specified Interest to a Specified Interest pursuant to a Permitted Securitization (whether or not attributable to the Company under GAAP) unless and until such advances (and the related Leases) are either reassigned to the Company or a Restricted Subsidiary (other than the Titling Subsidiary) or such encumbrances are discharged, or such advances (and the related Leases and vehicles) are reallocated from the applicable Specified Interest to the Non-Specified Interest or (b) Charged-Off Lease Advances, to the extent that such Charged-Off Lease Advances (i) exceed the portion of the allowance for credit losses related to reserves against such advances not expected to be recovered, as such allowance would appear in the footnotes to the financial statements of the Company and its Restricted Subsidiaries prepared in accordance with GAAP at such time or if specifically identified, elsewhere in such financial statements and (ii) have not already been eliminated in the determination of Leased Vehicles.

                  (h) The definition of "Lease(s)" in Section 9.1 is hereby amended and restated in its entirety as follows:

                           LEASE(S) - means the retail agreements for the lease
                  of motor vehicles assigned outright by Dealers to the Company or a Restricted Subsidiary or written by a Dealer in the name of the Company or a


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                  Restricted Subsidiary (and funded by the Company or such
                  Restricted Subsidiary) or assigned by Dealers to the Company or a Restricted Subsidiary, as nominee for the Dealer, for administration, servicing and collection, in each case pursuant to an applicable Dealer Agreement; provided, however, that to the extent the Company or any Restricted Subsidiary transfers or encumbers its interest in any Leases or reallocates such Leases from the Non-Specified Interest to a Specified Interest pursuant to a Permitted Securitization, such Leases shall, from and after the date of such transfer or encumbrance or such reallocation, cease to be considered Leases under this Agreement (reducing the amount of Leased Vehicles by the outstanding amount of Leased Vehicles attributable to such Leases) unless and until such Leases are reassigned to the Company or a Restricted Subsidiary (other than the Titling Subsidiary) or such encumbrances have been discharged or such Leases are reallocated from the applicable Specified Interest to the Non-Specified Interest.

                  (i) The definition of "Luxembourg Subsidiary" is hereby added to Section 9.1 to read as follows:

                           LUXEMBOURG SUBSIDIARY - means a wholly-owned direct
                  or indirect Subsidiary organized under the laws of Luxembourg.

                  (j) The definition of "Net Leased Vehicle Dealer Holdbacks" in Section 9.1 is hereby amended and restated in its entirety as follows:

                           NET LEASED VEHICLE DEALER HOLDBACKS - means, at any
                  time, with respect to Dealer Agreements relating to Leases, amounts due to Dealers at such time from collections of Leased Vehicles by the Company or any Restricted Subsidiary (other than with respect to Leases which have been transferred or encumbered, or reallocated from the Non-Specified Interest to a Specified Interest, pursuant to a Permitted Securitization and (x) have not been reassigned to the Company or a Restricted Subsidiary or the encumbrances on which have not been discharged or (y) have not been reallocated from the applicable Specified Interest to the Non-Specified Interest) pursuant to the applicable Dealer Agreements.

                  (k) The definition of "Non-Specified Assets" is hereby added to Section 9.1 to read as follows:

                           NON-SPECIFIED ASSETS - has the meaning ascribed
                  thereto in the Titling Subsidiary Agreements.


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                  (l)      The definition of "Non-Specified Interest" is hereby
added to Section 9.1 to read as follows:

                           NON-SPECIFIED INTEREST - has the meaning ascribed
                  thereto in the Titling Subsidiary Agreements.

                  (m) The lead-in paragraph and paragraph (b) of the definition of "Permitted Securitization(s)" are hereby amended and restated in their entirety as follows:

                           PERMITTED SECURITIZATION(S) - means each transfer or
                  encumbrance (each a "disposition") of specific Advances or Leased Vehicles funded under Back-End Dealer Agreements (and any interest in or lien on the Installment Contracts, Leases, motor vehicles or other rights relating thereto) or of specific Installment Contracts or Leases (and any interest in or lien on motor vehicles or other rights relating thereto) arising under Outright Dealer Agreements and each transfer or encumbrance (also, a "disposition") of a Specified Interest (and the reallocation of Leased Vehicles, Leases and related financial assets from the Non-Specified Interest to such Specified Interest in connection therewith), in each case by the Company or one or more Restricted Subsidiaries to a Special Purpose Subsidiary conducted in accordance with the following requirements:

                                      * * *

                  (b) (i) The disposition of Advances, Leased Vehicles, Installment Contracts or Leases will not result in the aggregate principal amount of Debt at any time outstanding, and (without duplication) of similar securities at any time issued and outstanding (other than subordinated securities issued to and held by the Company or a Subsidiary), of any Special Purpose Subsidiaries pursuant to Permitted Securitizations exceeding $125,000,000, which amount may be readvanced and reborrowed and (ii) the Company or the Restricted Subsidiary disposing of Advances, Leased Vehicles, Installment Contracts or Leases (directly, or by the transfer or encumbrance or other disposition of a Specified Interest) to a Special Purpose Subsidiary pursuant to such Permitted Securitization shall itself actually receive (substantially contemporaneously with such disposition) cash from each disposition of such financial assets in connection with any such Securitization Transaction in an amount not less than


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                           Seventy-Five Percent (75%) of the sum of (A) the
                           amount of such Advances, (B) the amount of Net Installment Contract Receivables in respect of Installment Contracts arising under Outright Dealer Agreements, and (C) the amount of Leased Vehicles, in each case determined on the date of such Securitization Transaction;

                  (n)      The definition of "Restricted Investment" in Section
9.1 is hereby amended by replacing existing clauses (l) and (m) with the following:

                           (l) Intercompany Loans, Advances and Investments by the Company to or in the Titling Subsidiary, each such loan, advance or Investment being (x) allocated to the Non-Specified Interest and made by Company in the ordinary course of conducting its leasing business through the Titling Subsidiary, including without limitation any advances or investments made by the Company (acting as administrative agent under the Titling Subsidiary Agreements) to or in the Titling Subsidiary to reacquire Leases and the related leased vehicles as may be required from time to time under the Titling Subsidiary Agreements but only to the extent such Leases (and leased vehicles) are allocated to the Non-Specified Interest immediately prior to the making of the related loan, advance or investment, or (y) allocated to a Specified Interest and made to reacquire Leases and the related leased vehicles as may be required from time to time under the Titling Subsidiary Agreements but only to the extent such Leases (and leased vehicles) are allocated to the Specified Interest immediately prior to the making of the related loan, advance or investment;

                           (m) Investments by the Company or any Restricted Subsidiary in the Company, any Restricted Subsidiary or any Special Purpose Subsidiary from and after the effective date of the Fourth Amendment, consisting of (i) dispositions of specific Advances, Leased Vehicles, Installment Contracts (whether assigned outright or related to Advances) or Leases (whether assigned outright or related to Leased Vehicles) made pursuant to a Permitted Securitization and the resultant Debt issued by a Special Purpose Subsidiary to another Subsidiary as part of a Permitted Securitization, in each case to the extent constituting Investments, (ii) advances by the Company, as servicer or administrative agent of the Installment Contracts or Leases covered by a Permitted Securitization or as administrative agent for the Titling Subsidiary under the Titling Subsidiary Agreements, in an aggregate amount not to exceed $1,500,000 outstanding at any time, for the purpose of fulfilling its obligation under applicable



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                  Securitization Documents to (A) advance funds equal to the interest component of obligations issued as part of a Permitted Securitization and payable from collections on such Installment Contracts or Leases, (B) advance funds, upon the expiration or termination of a Lease held by the Titling Subsidiary or a Lease included in a Permitted Securitization, in the amount the Company and its Subsidiaries expect to receive upon the sale or other disposition of the vehicle subject to such Lease or (C) advance funds equal to any portion of the "constant yield payment" (as defined in the Titling Subsidiary Agreements or applicable Securitization Documents) due in any particular period which was not received with respect to a Lease held by the Titling Subsidiary or a securitized Lease (such payments in the case of (A), (B) and (C) of this clause (ii) to be repayable to the Company on a priority basis from such collections, sales or other dispositions), (iii) the repurchase or replacement from and after the date of the effectiveness of the Fourth Amendment of an aggregate amount not to exceed $5,000,000 in Advances, Leased Vehicles, Installment Contracts (whether assigned outright or related to Advances) or Leases (whether assigned outright or related to Leased Vehicles) subsequently determined not to satisfy the eligibility standards contained in the applicable Securitization Documents relating to a Permitted Securitization or otherwise required to be repurchased by the applicable Securitization Documents entered into in compliance with the terms of this Agreement, so long as (x) such replacement is accompanied by the repurchase of or release of encumbrances on such financial assets previously transferred or encumbered pursuant to such securitization and in the amount thereof, (y) any replacement Advances, Leased Vehicles, Installment Contracts (whether assigned outright or related to Advances) or Leases (whether assigned outright or related to Leased Vehicles) are selected by the Company according to the requirements set forth in clause (a) of the definition of Permitted Securitization and (z) such replacements are made at a time when (both before and after giving effect thereto) no Default or Event of Default exists or would exist, (iv) amounts required to fund any Cleanup Call under the terms of such Permitted Securitization, and (v) the disposition of the capital stock of a Special Purpose Subsidiary;

                           (n) Intercompany Loans, Advances and Investments made pursuant to the UK Restructuring; and

                           (o)      Investments not otherwise included in clause
                  (a) through clause (n) of this definition, provided that the aggregate amount of all such Investments does not at any time exceed Two Million Five Hundred Thousand Dollars ($2,500,000).

                  (o)      The definition of "Restricted Subsidiary" in Section
                  9.1 is hereby amended and restated in its entirety as follows:

                           RESTRICTED SUBSIDIARY -- means any Subsidiary (a) in
                  respect of which the Company owns, directly or indirectly, (i) at least eighty percent (80%) (by number of votes) of each class of such Subsidiary's Voting Stock, or (ii) in the case of CAC Insurance Agency of Ohio, Inc., at least 99% of the shares of capital stock issued and outstanding of all classes in the aggregate, (b) that is organized under the laws of the United States of America or any jurisdiction thereof, the United Kingdom or any jurisdiction thereof (including, without limitation, England, Scotland and Wales), Canada or any jurisdiction thereof, Luxembourg or any jurisdiction thereof or the Republic of Ireland or any jurisdiction thereof, and that conducts all of its business in, and has all of its Property located in, the United States of America, the United Kingdom, Canada, Luxembourg and/or the Republic of Ireland and
                  (c) that is not an Unrestricted Subsidiary. Any Restricted Subsidiary in compliance with the requirements set forth in the first sentence of this definition and designated as a Restricted Subsidiary on the Closing Date shall be deemed to have been a Restricted Subsidiary for all periods prior to the Closing Date. Notwithstanding any provision in Section 6.17 to the contrary, CAC International and CAC UK shall be deemed Restricted Subsidiaries as of October 1, 1995 and CAC of Canada Limited and any Subsidiary formed by the Company to provide property and casualty insurance shall each be deemed a Restricted Subsidiary as of the date of its formation.

                  (p) The definition of "Scottish Partnership" is hereby added to Section 9.1 to read as follows:

                           SCOTTISH PARTNERSHIP - means a partnership
                  established by the Company under the laws of Scotland pursuant to the UK Restructuring whose partners consist of the Company and a Restricted Subsidiary organized in the United States.

                  (q)      The definition of "Securitization Property" in
                  Section 9.1 is hereby amended and restated in its entirety as follows:

                           SECURITIZATION PROPERTY -- means (i) amounts advanced
                  by the Company or a Restricted Subsidiary under a Dealer Agreement and payable from collections, including servicing charges, insurance charges and service policies and all related finance charges, late charges, and all other fees and charges charged to customers and all monies due or to become due, and all monies received, with respect thereto ("Loans"); (ii) all proceeds (including "proceeds" as defined in the Uniform Commercial Code) thereof; (iii) all of the Company's or a Restricted Subsidiary's interest in the Dealer Agreements and Installment Contracts securing payment of Loans, all security interests or liens purporting to secure payment of Loans and all other property obtained upon foreclosure of any security interest securing payment of Loans or any related Installment Contract and all guarantees, insurance (including insurance insuring the priority or perfection of any lien) or other agreements or arrangements of any kind from time to time supporting or securing payment of such Installment Contract whether pursuant to such Installment Contract or otherwise;
                  (iv) all records with respect to Loans, (v) the Company's or a Restricted Subsidiary's right, title and interest in and to business interruption insurance, (vi) all payments received by the Company in respect of Transferred Loans in the form of cash, checks, wire transfers or other form of payment and
                  (vii) a Specified Interest in the Titling Subsidiary.

                  (r)      The definition of "Securitization Transaction" in
Section 9.1 is hereby amended and restated in its entirety as follows:

                           SECURITIZATION TRANSACTION - means a Transfer of, or
                  grant of a Lien on, Advances, Installment Contracts, Leased Vehicles, Leases, accounts receivable and/or other financial assets by the Company or any Restricted Subsidiary to a Special Purpose Subsidiary or other special purpose or limited purpose entity or the reallocation of Leases and Leased Vehicles (and related financial assets) by the Company or any Restricted Subsidiary from the Non-Specified Interest to a Specified Interest and the transfer of a Specified Interest to a Special Purpose Subsidiary or other special purpose or limited purpose entity and the issuance (whether by such Special Purpose Subsidiary or other special purpose or limited purpose entity or any other Person) of Debt or of any securities secured directly or indirectly by interests in, or of trust certificates, Specified Interests or other securities directly or indirectly evidencing interests in, such Advances, Installment Contracts, Leased Vehicles, Leases, accounts receivable and/or other financial assets.

                  (s) The definition of "Specified Assets" is hereby added to Section 9.1 to read as follows:

                           SPECIFIED ASSETS - has the meaning ascribed thereto
                  in the Titling Subsidiary Agreements.

                  (t) The definition of "Specified Interest" is hereby added to Section 9.1 to read as follows:

                           SPECIFIED INTEREST - has the meaning ascribed thereto
                  in the Titling Subsidiary Agreements.

                  (u) The definition of "Subsidiary" is hereby amended and restated in its entirety as follows:

                           SUBSIDIARY - means a corporation, partnership,
                  association, joint stock company, business trust, limited liability company or any other business entity of which the Company owns, directly or indirectly, more than fifty percent (50%) (by number of votes) of each class of the Voting Stock or sufficient equity or voting interests to enable it ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary shall include the Titling Subsidiary.

                  (v) The definition of "Titling Subsidiary" is hereby added to Section 9.1 to read as follows:

                           TITLING SUBSIDIARY - means Auto Lease Services LLC, a
                  Delaware limited liability company controlled by the Company and a direct Subsidiary of the Company.

                  (w) The definition of "Titling Subsidiary Agreements" is hereby added to Section 9.1 to read as follows:

                           TITLING SUBSIDIARY AGREEMENTS - means that certain
                  Limited Liability Company Agreement of the Titling Subsidiary, dated and effective as of March 1, 2001 (and the related Certificate of Formation, as therein defined), and that certain Administrative Agency Agreement, dated as of March 1, 2001, among the Company and the Titling Subsidiary, each as amended (subject to the terms hereof) from time to time.

                  (x) The definition of "UK Restructuring" is hereby added to Section 9.1 to read as follows:

                           UK RESTRUCTURING - means (i) the creation by the
                  Company of the Scottish Partnership, the Luxembourg Subsidiary and the English Special Purpose Subsidiary, (ii) the capitalization of the Scottish Partnership with CAC UK stock by the Company, (iii) Intercompany Loans from time to time from the Company to the Scottish Partnership in an amount substantially equivalent to the fair market value of assets being transferred to the English Special Purpose Subsidiary at such time by CAC UK, provided that such Intercompany Loans are substantially contemporaneously repaid pursuant to clauses
                  (ix) and (x) of this definition, (iv) the contribution of a nominal amount of capital to the Luxembourg Subsidiary, (v) the contributions to capital from time to time by the Scottish Partnership to the English Special Purpose Subsidiary out of the proceeds of the Company's substantially contemporaneous loan to the Scottish Partnership under clause (iii) of this definition, (vi) Intercompany Loans from time to time by the Scottish Partnership to the Luxembourg Subsidiary out of the proceeds of the Company's substantially contemporaneous loan to the Scottish Partnership under clause (iii) of this definition, (vii) Intercompany Loans from time to time by the Luxembourg Subsidiary to the English Special Purpose Subsidiary substantially equivalent in amount to the substantially contemporaneous loan made to the Luxembourg Subsidiary by the Scottish Partnership, (viii) transfers from time to time of Advances (and its rights in the related Installment Contracts or Leases) by CAC UK to the English Special Purpose Subsidiary for cash consideration in an amount substantially equivalent to the fair market value of the assets being transferred to the English Special Purpose Subsidiary at such time by CAC UK, (ix) dividends from CAC UK to Scottish Partnership in an amount substantially equal to the cash received by CAC UK in exchange for the assets transferred at such time to the English Special Purpose Subsidiary, and (x) repayments from time to time of Intercompany Loans by the Scottish Partnership to the Company.

                  (y)      The definition of "Voting Stock" is hereby added to
Section 9.1 to read as follows:

                           VOTING STOCK - means, with respect to any Person,
                  capital stock (or other equity interests) of any class or classes of a corporation, an association or another business entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote in the election of corporate directors (or individuals performing similar functions) of such Person or which permit the holders thereof to control the management of such Person, including general partnership interests in a partnership and membership interests in a limited liability company.

SECTION 3. MISCELLANEOUS

         3.1 COUNTERPARTS. This Eighth Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one Eighth Amendment.

         3.2 HEADINGS. The headings of the sections of this Eighth Amendment are for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

         3.3 GOVERNING LAW. This Eighth Amendment shall be governed by and construed in accordance with the internal laws of the State of Connecticut.

         3.4 EFFECT OF AMENDMENT. Except as expressly provided herein (a) no other terms and provisions of the Agreement shall be modified or changed by this Eighth Amendment and (b) the terms and provisions of the Agreement, as amended by this Eighth Amendment, shall continue in full force and effect. The Company hereby acknowledges and reaffirms all of its obligations and duties under the Agreement, as modified by this Eighth Amendment, and the Notes.

         3.5 REFERENCES TO THE AGREEMENT. Any and all notices, requests, certificates and other instruments executed and delivered concurrently with or after the execution of the Eighth Amendment may refer to the Agreement without making specific reference to this Eighth Amendment but nevertheless all such references shall be deemed to include, to the extent applicable, this Eighth Amendment unless the context shall otherwise require.

         3.6 COMPLIANCE. The Company certifies that all necessary actions have been taken by the Company to authorize the execution and delivery of this Eighth Amendment, and immediately before and after giving effect to this Eighth Amendment, no Default or Event of Default exists or would exist after giving effect hereto.

         3.7 EFFECTIVENESS OF AMENDMENTS. The amendments to the Agreement contemplated by Section 2 hereof shall (in accordance with Section 10.5(a) of the Agreement) become effective, if at all, at such time as the Company and the Required Holders of the Notes shall have indicated their written consent to such amendments by executing and delivering the applicable counterparts of this Eighth Amendment. It is understood that any holder of Notes may withhold its consent for any reason, including, without limitation, any failure of the Company to satisfy all of the following conditions:

                  (a) This Eighth Amendment shall have been executed and delivered by the Company and each of the Required Holders of the Notes.

                  (b) The execution, delivery and effectiveness of an agreement, signed by the Company and the requisite holders of the Company's Second Amended and Restated 9.49% Senior Notes due July 1, 2001 issued under Note Purchase Agreements dated as of August 1, 1996, containing an amendment to such Note Purchase Agreements identical in substance to the amendment set forth in Section 2 hereof.

                  (c) The execution, delivery and effectiveness of an agreement, signed by the Company and the requisite holders of the Company's Second Amended and Restated 9.27% Senior Notes due October 1, 2001 issued under Note Purchase Agreements dated as of March 25, 1997, containing an amendment to such Note Purchase Agreements identical in substance to the amendment set forth in Section 2 hereof.

                  (d) The receipt by all holders of Notes of a fee, in consideration of the time and expense required to review this Amendment, in an amount equal to .04% of the outstanding principal amount of the Notes held by such holder as of the date hereof.

                  (e) The Company shall have paid the statement for reasonable fees and disbursements of Bingham Dana LLP, your special counsel, presented to the Company on or prior to the effective date of this Eighth Amendment.

         3.8 AMENDMENT TO CREDIT AGREEMENT. The Company represents that the Fifth Amendment to the Credit Agreement, as executed by the "Majority Banks" (as defined in the Credit Agreement), is in the form attached as Attachment 1 hereto and in effect on the date of effectiveness of this Eighth Amendment.

         3.9 FULL DISCLOSURE. The Company warrants and represents to you that, as of the effective date hereof, none of the written statements, documents or other written materials furnished by, or on behalf of, the Company to you in connection with the negotiation, execution and delivery of this Eighth Amendment contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances in which they were made. There is no fact of which any of the Company's executive officers has actual knowledge which the Company has not disclosed to you which materially affects adversely or, so far as the Company can now reasonably foresee, will materially affect adversely the business, prospects, profits, Properties or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or the ability of the Company to perform its obligations set forth in the Agreement (after giving effect to this Eighth Amendment) and the Notes.

         3.10 RELEASE OF ENGLISH SHARE CHARGE. The Holders hereby authorize, pursuant to Section 3(g) of the Intercreditor Agreement, the "Collateral Agent" under the Intercreditor Agreement to release that certain Deed of Charge dated as of December 17, 1998 and executed by Company in favor of the Collateral Agent, provided that, concurrently therewith, the Company shall have granted a perfected first priority security interest, lien and charge to the "Collateral Agent" under the Intercreditor Agreement in not less than 65% of the aggregate partnership interests of the Scottish Partnership as required under Section 6.23(b) of the Agreement, as amended hereby.


         [Remainder of page intentionally blank. Next page is signature page.]

         If this Eighth Amendment is satisfactory to you, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon this Eighth Amendment shall become binding between us in accordance with its terms.

                                    Very truly yours,

                                    CREDIT ACCEPTANCE CORPORATION


                                    By /S/ Douglas W. Busk
                                         ------------------------------
                                           Name: Douglas W. Busk
                                           Title: Chief Financial Officer





























  [Signature Page to Eighth Amendment to Note Purchase Agreement in respect of
   10.37% Senior Notes Due November 1, 2001 of Credit Acceptance Corporation]

ACCEPTED:
                                            ALLSTATE LIFE INSURANCE CO.


                                            By /S/ Patricia W. Wilson
                                               --------------------------------
                                                   Name: Patricia W. Wilson
                                                   Title: Authorized Signatory

                                            By /S/ Jerry D. Zinkula
                                               --------------------------------
                                                   Name: Jerry D. Zinkula
                                                   Title: Authorized Signatory






























  [Signature Page to Eighth Amendment to Note Purchase Agreement in respect of
   10.37% Senior Notes Due November 1, 2001 of Credit Acceptance Corporation]

ACCEPTED:
                                      WILLIAM BLAIR & COMPANY, LLC


                                      By       William Blair & Company, LLC,
                                               Attorney-in-Fact


                                      By /S/   James D. McKinney
                                         --------------------------------
                                               Name: James D. McKinney
                                               Title: Principal and Manager
                                                         Debt Capital Markets






























  [Signature Page to Eighth Amendment to Note Purchase Agreement in respect of
   10.37% Senior Notes Due November 1, 2001 of Credit Acceptance Corporation]

ACCEPTED:
                                  CONNECTICUT GENERAL LIFE
                                  INSURANCE COMPANY
                                  BY CIGNA INVESTMENTS, INC. (authorized agent)


                                  By /S/ Debra J. Height
                                     --------------------------------
                                         Name: Debra J. Height
                                         Title: Managing Director

                                  CONNECTICUT GENERAL LIFE
                                  INSURANCE COMPANY,
                                  ON BEHALF OF ONE OR MORE SEPARATE ACCOUNTS
                                  BY CIGNA INVESTMENTS, INC. (authorized agent)


                                  By /S/ Debra J. Height
                                     --------------------------------
                                         Name: Debra J. Height
                                         Title: Managing Director


                                  ACE PROPERTY AND CASUALTY
                                  INSURANCE COMPANY (F.K.A. CIGNA
                                  PROPERTY AND CASUALTY
                                  INSURANCE COMPANY)
                                  BY CIGNA INVESTMENTS, INC. (authorized agent)


                                  By /S/ Debra J. Height
                                     --------------------------------
                                         Name: Debra J. Height
                                         Title: Managing Director

  [Signature Page to Eighth Amendment to Note Purchase Agreement in respect of
   10.37% Senior Notes Due November 1, 2001 of Credit Acceptance Corporation]




ACCEPTED:
                                     PHOENIX HOME LIFE MUTUAL
                                     INSURANCE COMPANY
                                     BY: PHOENIX INVESTMENT COUNSEL, INC.

                                     By /S/ Rosemary T. Strekel
                                        --------------------------------
                                            Name: Rosemary T. Strekel
                                            Title:  Senior Managing Director

  [Signature Page to Eighth Amendment to Note Purchase Agreement in respect of
   10.37% Senior Notes Due November 1, 2001 of Credit Acceptance Corporation]

                                     ANNEX I
                 SECOND AMENDED AND RESTATED 10.37% SENIOR NOTES
                              DUE NOVEMBER 1, 2001

Allstate Life Insurance Company
Connecticut General Life Insurance Company
Ace Property and Casualty Insurance Company (f.k.a CIGNA Property and Casualty
  Insurance Company)
Phoenix Home Life Mutual Insurance Company
William Blair & Company, LLC